EXHIBIT 99.03

Operator

Ladies and gentlemen, thank you for standing by and welcome to the AllianceBernstein third quarter 2009 earnings review. At this time, all participants are in a listen-only mode. After the formal remarks, there will be a question-and-answer session and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be replayed for one week.

I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo. Please go ahead, sir.

Philip Talamo - AllianceBernstein Holding L.P. - Director of IR

Thank you, Barrett. Good afternoon, everyone, and welcome to our third quarter 2009 earnings review. As a reminder, this conference call is being webcast and is supported by a slide presentation that can be found in the Investor Relations section of our website at www.alliancebernstein.com/investorrelations.

Presenting our results today are our Chairman and Chief Executive Officer, Peter Kraus, our Chief Operating Officer, David Steyn; and our Chief Financial Officer, Bob Joseph.

I would like to take this opportunity to note that some of the information we present today is forward-looking in nature, and is subject to certain SEC rules and regulations regarding disclosure. Our disclosure regarding forward-looking statements can be found on page 1 of our presentation, as well as in the Risk Factors section of our 2008 10-K and third quarter 2009 10-Q, which we filed earlier this afternoon.

In light of the SEC's regulation FD, management is limited to responding to inquiries from investors and analysts in a nonpublic forum. Therefore, we encourage you all to ask questions of a material nature on this call.

And now I'll turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thanks, Phil. We basically have three points we'd like to identify or highlight in the call today. One is performance, which continues to improve, especially in Fixed Income and in Value Services, but also in the Growth world as well. The second is assets under management, which increased 11% sequentially while net outflows slowed by 46%.  And third, while operating margins and net income are down versus third quarter '08, they are up sequentially from second quarter ‘09.

To turn to a little bit of detail with regards to performance, we'll first chat about the Value equity space. In Global Value, International Value, and US Diversified Value, the January to September numbers are all positive, significantly so, and in the third quarter, all positive or neutral. So total performance, for example, in International Value was up 5.2% over the benchmarks for the year; Global Value, 5.9%, US Diversified Value, 1.6%,  a positive and very attractive performance for those services.

In Growth equity, US Large Cap Growth and GRG have had much better performance while International Large Cap Growth trails that. US Large Cap Growth has had positive performance for January to September, and significant outperformance in the third quarter of 2009; GRG, modestly negative. International Large Cap Growth has continued to struggle, although in a much better place than in the previous year.

In Blend Strategies, where you all know we have significant amount of assets and a very large franchise, Global Blend, International Blend, and in particular, Emerging Markets Blend, all outperformed, with Emerging Markets Blend leading that at 700 basis points over the benchmark for the period from January to September, and 200 basis points for the quarter.

In the Fixed Income space, investment services also excelled. Our three major categories, Corporate Bonds, Strategic Core Plus, and Global Plus have all seen significant appreciation over the benchmark -- 4.2%, 10.6%, and 9.7% from January to September 2009. And for the quarter, Corporate Bonds is 1.2%, Strategic Core Plus, 380 basis points; and Global Plus, 4.1% or 410 basis points. So significant performance for all those investment services, which has provided a tailwind for us. And, as you can see in the next page, actually has produced net positive inflows for Fixed Income in the quarter.

Total outflows, as you know, were down 46%. Value and Growth outflows were slightly lower than the second quarter while we saw inflows in Fixed income and Other basically broke even.

Looking at it by channel, Institutional outflows slowed measurably from $18.7 billion to $10 billion. The Retail and Private Client flows also slowed substantially from $3.5 billion down to $1.9 billion and from $1.8 billion to $1 billion.

So with that, I would say good third quarter in terms of performance, excellent nine months in terms of performance, and attractive characteristics to the direction of net flows.

I'll turn it over to David Steyn to talk specifically about the channels.

David Steyn - AllianceBernstein Holding L.P. - COO

Thank you, Peter.

Just before I talk about the channels, what I'm going to comment on is a little bit more detail on the performance, and then the overview of flows, again, with a little bit more detail. And at the risk of being repetitive, I'm going to be developing the themes which we talked about three months ago, because in many senses, it is just a deepening, a broadening, a continuation of that story.

Let me start with performance. Peter has talked about the performance of our core services of Value, Growth, Blend, and Fixed Income against the index. The improved picture against the index is, much as you would expect, an improved picture against the competition. So for example, he mentioned in Value - in Q3, all three are in the top quartile of the institutional universes against which we measure them. In fact, if you look at our strategic constructions, our most concentrated Value services, where the performance premium is particularly pronounced, not only are those three services in the top quartile, but two out of those three are in the top decile of performance for Q3 of 2009. Similarly for Fixed income, three out of three are in the top half of performance and one of the three in the top quartile of performance. Now, Growth has also begun to feature, with our domestic services, which Peter alluded to earlier, in the top quartile of universe performance against our competitors. In fact, for the third quarter of this year it's in the top decile. And this improvement in Growth and continued improvement in Value is being reflected in our Blend services. Three out of three services in the top half, and our global service in the 11th percentile at this point for the third quarter.

So broad-based deepening, turnaround in performance, which brings us to the second theme Peter mentioned, which is the improvement in flows.

Now if you look back to what we said at the second quarter earnings call, things were beginning to improve, driven largely by the slowing in redemptions. Sales in the Private Client channel were down but redemptions were down more. Sales in Retail were down, but redemptions down more. And institutional, as you may recall, the channel which was most challenged at that point, sales down and redemptions up.

The picture in the third quarter is materially better, both from sales and redemptions. Sales in Private Client improving and redemptions down, sales in Retail improving, and redemptions down and sales in Institutions improving, and redemptions down. And if you drill down further into the Retail business, which I'll talk about in a minute, we recorded a second consecutive quarter where our mutual fund business had positive flows.

So with that, let me comment in slightly greater detail on each of our channels, starting with Private Client. Three months ago, we talked about the improved pipeline of our business with Private Clients beginning to re-engage, what we called re-risking, re-examining their portfolios and beginning to return to, for example, the equity markets. That trend has continued, and that has manifested itself in improved flows in the channel as a whole. We have made two enhancements to services that are being rolled out over the next couple of quarters, our dynamic asset allocation with enhanced risk management and secondly, our inflation products. We did mention our FDIC-insured cash management product three months ago in the earnings call, and we've begun to gain our first traction there. And then lastly, one of the things we talked about was the investment in the footprint of the Private Client channel, which we've made over recent years, and which we see as a powerful competitive advantage in this market, in a market which here, particularly in the United States of America, we believe is going to see great volatility in Private Client fund management. We continue to make that investment. We alluded to a class of new advisors which started in September. We're now planning another class for the first quarter of next year, and the second class next year in the third quarter. So, over the course of the next three quarters, we'll continue to see advisor headcount rise.

The Retail picture is one which has been for some time bifurcated, or split, polarized, between the two components of our business, our mutual funds being one-half of our regional business and subadvisory being the other, subadvisory largely sharing the characteristics of our institutional business. I alluded earlier to the fact that mutual fund trends have improved with positive flows in both Q2 and now in Q3. One thing that has been particularly encouraging to us is that this is being led by Fixed Income, an area which we began to prioritize as a business some 18 months ago, and where we're beginning to see the rewards come through today.

In Q2, when I talked about mutual fund flows, I was largely talking about Fixed Income flows coming out of non-US markets. Equally encouraging is the fact that this now has become a global trend, with positive flows in Fixed Income in every major market in which we are operating.

The picture for subadvisory is more challenging. And as I said earlier, it reflects the quasi-institutional nature of the subadvisory business. But it's particularly challenging insofar as the de-risking, which has characterized the subadvisory channel, has not reversed. We continue to see a shifting of assets into passive and quasi-passive alternatives. But underlying that, behind those numbers, redemptions are down and sales are rising with a healthy pipeline.

The third of our businesses is the Institutional one. And here, certainly, the improvement in performance, to which Peter alluded and on which I commented in my earlier remarks, is beginning to manifest itself in activity. Gross sales are significantly higher Q3 over Q2. Behind those numbers is the even more encouraging fact that every single one of our regions, in any particular part of the world, recorded an improvement in gross sales.

A couple of particular areas where we're seeing activity is with Sovereign Funds, particularly out of the Middle East, where we're seeing high and continued demand for Fixed Income products. And we alluded to the fact that we re-opened three of our services, which had been capacity constrained and we've seen, as we would have expected, high demand for those services. One, we have, as of today, met 75% of the reopened capacity,  a second, 50% of reopened capacity and the third, 10% of reopened capacity but with very high interest.

Now the last of our businesses is the sell side, or Bernstein Research. And here again it's a continuation of the themes we talked about some three months ago. I commented then about the awards the firm had been awarded and now, that has continued into this quarter, this time for individuals. In the Q2 industry surveys, we were ranked first for US equity research, for knowledge of companies, for knowledge of industries, for ideas, and themes.

In the individual surveys of institutional investor, we have had the strongest score this firm has ever had -- 28 total team positions. 10 of our 22 analysts receiving a number one ranking; number one in IT hardware; number one in computer services and IT consulting; number one in hard lines retail; number one in cable and satellite; number one in entertainment; number one in integrated oil; number one in oil exploration and production; number one in major pharma; number one in household and personal products; and number one in specialty pharmaceuticals. As I said, this industry recognition is the highest score this firm has ever had. Also encouraging is the fact that every single analyst who was publishing prior to the beginning of '09 was recognized in this survey.

A second theme I mentioned when we talked three months ago was the broadening of the footprint with our first published analyst in Asia. I'm delighted to announce we now have three more analysts in the pipeline for the Asian marketplace and our first sales presence on the ground in Asia.

And then the third point I would say is that the data we received from independent surveys suggest significant market gains, both in the United States and Europe.

The last slide I want to cover looks at the headcount trend, which has been a major area of attention for us over the past five quarters. So we peaked as a firm with headcount in third quarter of 2008 with 5,633. As of the end of third quarter 2009, we've reduced headcount by some 20% to 4,544. In fact, as of today, that number is 4,400-and-something/change and I expect we will end the year with a number which will be 4,400-and-something/change.

So with that, let me hand over to Bob, who will take us through the financials.

Bob Joseph - AllianceBernstein Holding L.P. - CFO

Thanks, David. So as reported in today's press release and as shown on slide 14, net income attributable to AllianceBernstein unitholders declined approximately 9% from $220 million for the third quarter of 2008 to $199 million for the third quarter of 2009. Operating income declined by 11%, the result of a 4% decline in net revenues, offset partially by a 1% decline in operating expense.

Non-operating income for the current quarter had a one-time $10 million contingent payment related to the sale of our cash management business in 2005, which is incremental to the annual payments that will end in March 2010. In addition, we experienced a decline in the operating partnership’s effective tax rate, because a higher proportion of our consolidated pretax earnings is now being generated from our US operations. This shift will lower the full year 2009 tax rate to approximately 8%.

Diluted net income per unit for the public company declined to $0.67, or 8%, compared to the prior-year quarter. However, the distribution per unit, which was also $0.67, actually increased by 12% year-over-year, since the third quarter of 2008 distribution excluded a $35 million insurance reimbursement we received in that quarter.

Although not shown on the slide, note that net income attributable to AllianceBernstein unitholders increased by 55% from the second quarter of 2009. Net revenues increased sequentially by 12%, while operating expense declined approximately 1%. Likewise, diluted net income and distributions per unit at the public partnership increased 63% sequentially.

There are some interesting dynamics affecting the financial results this quarter, which we'll cover on the next couple of slides.

So turning to slide 15, net revenues declined by $35 million or 4% compared to the third quarter of 2008, as a $239 million positive variance in investment gains largely offset declines in advisory fees, distribution revenues, and institutional research revenues. Advisory fees fell by $229 million or 32%, the result of a 29% decline in average assets under management, as well as a modestly lower revenue yield.

Our revenue yield declined about 1 basis point to 43 basis points from a year ago, principally because lower-fee Fixed Income investment services have grown to represent now 39% of total assets under management, up from 32% a year ago. Additional information about advisory fees, as always, is included in the appendix on slide 31.

Distribution revenues, which are based on average mutual fund assets under management, decreased by 24% year-over-year due to lower asset levels. As a reminder, this decrease in revenue is largely offset by declines in related AUM-based distribution plan payments and deferred sales commission amortization, both included in promotion and servicing expenses.

Institutional Research Services revenues declined by 12% from the record achieved in the third quarter of 2008, as declines in client trading volume and lower securities values that have adversely affected revenues in our European operations were partially offset by the market share gains David mentioned earlier.

Investment gains and losses experienced a favorable variance of $239 million, resulting from $107 million of gains this quarter compared to $132 million of losses in last year's third quarter. The majority of this variance is attributable to investments related to employee deferred compensation, which generated $71 million of gains this quarter compared to $123 million of losses last year. More on that when we get to slide 18.

The balance of this variance is comprised primarily of gains on seed money investments as well as on a gain in our consolidated venture capital fund from the successful initial public offering of one of its holdings. I should remind you that we only have a 10% interest in this consolidated fund, so a large portion of that gain is backed out as minority interest below the line.

Slide 16 shows the components of operating expenses. I'll cover the 2% increase in employee compensation expense, which is somewhat counterintuitive in light of reduced headcount, in the following slides.

So let's look first at promotion and servicing expenses, with a 21% decline compared to the prior-year quarter, which is due primarily to lower distribution plan payments, the result of lower average mutual fund assets under management, as well as lower deferred sales commission amortization due to declining back-end load mutual fund sales. A 24% reduction in controllable expenses, including travel, printing, and mailing, also contributed to this decline.

General and administrative expenses increased $16 million or 14% compared to last year's third quarter. Note that the prior-year quarter benefited from a $35 million insurance reimbursement and the current quarter included $10 million of foreign exchange gains. Adjusting for these items, G&A expense would have shown a decrease of approximately 6%, reflecting a 10% decline in controllable expenses, such as office-related technology and professional fees. Absent future actions related to office space or significant changes in other non-controllable expenses, we believe general and administrative expenses have stabilized at a run rate of approximately $140 million per quarter.

On slide 17, we provide some additional details on employee compensation and benefits expenses. Headcount reductions of 20% have resulted in a similar impact on base compensation, which is now down about 18% after adjusting for a $3 million increase in severance costs compared to the prior-year period. We expect to begin 2010 with an annual run rate for salaries of approximately $400 million.

The $56 million accrual in the current quarter for cash bonuses is flat with both the prior-year quarter and the first two quarters of 2009. Recall that in the third quarter of 2008, the accrual was lower than the prior two quarters, as we began to reduce our estimates for the full year in response to turbulent capital market conditions.

The significant increase in deferred compensation expense from $12 million to $73 million was the main driver of the increase in total compensation expense this quarter. We'll cover that dynamic on the next slide.

Commissions declined by $25 million year-over-year, or 28%, primarily due to lower new business activity and revenues in our Private Client and Institutions channels, and to a lesser extent, our sell-side research unit. Fringes and other compensation expenses decreased by 24% from the third quarter of last year, due mostly to lower payroll taxes and recruitment.

Turning to slide 18, you'll note that we've moved the six quarter deferred compensation trend slide, which we've been providing for the last couple of quarters, up front from the appendix. We're also now showing separately on this slide the impact of investment gains and losses in each quarter, on the related amortization expense for that quarter, as well as the impact of the cumulative prior-period investment gains and losses.

Remember that through 2008, employees receiving deferred awards elected to make notional investments in services we offer to clients or in AllianceBernstein Holding units. Changes in the value of the holding units do not result in a change in the related accounting expense. However, for awards notionally invested in client services, increases or decreases in the value of those investments result in corresponding higher or lower amortization expense in both current and future periods.

As we mentioned on prior calls, we expect that for 2009 and future years, all deferred rewards will be in the form of restricted Holding units. As a result, the amount of deferred compensation-related investments on which we recognize mark-to-market gains and losses will decline, as awards previously made vest and are paid out.

So, focusing on the center section here, mutual fund expenses, you can see there are three main components to the amortization expense. The first line is the amortization of the value of deferred comp awards as of the date they were made ratably over the four-year vesting period. The second line shows the amortization of the investment gains and losses recognized in each current quarter. Note that this amount is approximately 40% of the related revenue number. Keep in mind that because employees can make voluntary long-term deferrals, not all awards are distributed as they vest so a significant portion of the current period investment gain or loss is actually amortized immediately. And finally, the third line represents the amortization of cumulative prior period investment gains and losses. This is a negative number, or reduction in expense, for each quarter shown, reflecting the impact of prior-quarter investment losses not yet fully amortized. These credits partially offset the debits resulting from the investment gains for the second and third quarters of 2009, thereby moderating the increases to compensation expense that would have otherwise occurred.

So hopefully, this additional detail adds some clarity around changes in deferred comp expense from quarter to quarter.

Before I close, I want to update everyone on the impact of our expense reduction initiatives. We estimate the headcount reductions initiated over the last 12 months have reduced salaries and fringe benefits on an annualized basis by approximately $112 million. That's up from $100 million that we discussed on the second quarter call.

In addition, annual reductions and other controllable expenses are now estimated to be approximately $85 million compared to the $75 million number we provided last quarter. The incremental savings achieved in the current quarter are not yet fully reflected in our third quarter 2009 financial results.

So that covers the financial results, and now I'll turn the call back to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thanks, Bob. A couple of points I'd like to make before we turn it over to all of you to ask us questions.

I think as Bob ably laid out, the controllable revenues for the Company, asset management fees, commission revenues and employee compensation have declined roughly the same percentage when comparing Q3 2009 versus Q3 2008. The decline in relative compensation was driven primarily by headcount reductions, approximately the 20% that David referred to from our peak in Q3 2008.

Therefore, going forward compensation will include lower fixed cost, obviously, salaries and fringes, as well as variable compensation resulting from a smaller population of bonus pool recipients. And these factors together should produce higher operating margins, assuming higher revenues in future reporting periods.

I'd like to just spend one more second on our initiatives on the real estate side. I'm sure as many of you have seen, our Special Opportunities and Advisory Services Group recently held an initial investor closing for our PPIP fund, which amounted to dollars that were well in excess of the required minimum. This closing will focus on investments and securitized pools of real estate, some of which are distressed. For the PPIP Fund, this Group is partnered with Greenfield Advisors and Rialto Capital Management, which are providing on-the-ground expertise and advice regarding real estate factors impacting the value of the structured products and the securities targeted by the investing group.

Secondly, as I think you'll also know, we have hired two outside professionals, Jay Nydick and Brahm Cramer, to head up our new initiatives in commercial real estate investments for our clients. Jay and Brahm, when he arrives in the first quarter of 2010, will build a business focused on the opportunistic acquisition of ownership interests in real estate. We expect, over time, this will expand to include core and core-plus real estate investments.

With that, I'll turn it back over to Phil.

Philip Talamo - AllianceBernstein Holding L.P. - Director of IR

Okay, Barrett, please provide instructions for the Q&A and we'll be ready for our first question.

QUESTION AND ANSWER

Operator

William Katz, Buckingham Research.

William Katz - Buckingham Research - Analyst

On the Institutional pipeline, you mentioned that you're seeing a little bit of pickup in the gross sales. I was wondering if you could describe, between product and geography, where you're seeing the leverage?

David Steyn - AllianceBernstein Holding L.P. - COO

Well, the pickup in Institutional activity is pretty broad-based, so I wouldn't really highlight any one country or one region. In terms of product, if there's a bias, it's towards Fixed Income, which I think is consistent both with what our clients are doing, the de-risking which is taking place within pension funds, and the type of performance we've been talking about. So insofar as there is a bias, the bias would be towards Fixed Income.

William Katz - Buckingham Research - Analyst

Okay, that's helpful.

And then maybe a question for Bob. I understand the mix issue on the fee rates but nonetheless, you look sort of quarter-to-quarter, the Equities did outperform Fixed Income. I would have thought there would have been a bit more of a lift in the fee rates, all else being equal. Can you talk a little bit about in Fixed Income how the incremental new business compares on a fee basis relative to the business?

Bob Joseph - AllianceBernstein Holding L.P. - CFO

Well, as David mentioned and to answer the second part of the question, since there is more of a bias towards Fixed Income, those are really where the assets have been growing. And obviously, there's also, as you mentioned, a lift in Equity AUM that's increasing faster than fixed income because of market activity.

I think the whole idea on the fee realization rate is that it's kind of lost in the rounding here. We have seen a slight pickup between the second and third quarters sequentially, as a result of the fact that our Equity assets under management have appreciated a little bit more quickly than our Fixed Income assets.

David Steyn - AllianceBernstein Holding L.P. - COO

But if I could add to that and drill down a little bit into the Fixed Income, the realization rate, where it's likely to rise going forward or are rising, just what's in the pipeline because some of the significant mandates we have won or are pitching for or are working on at the moment are in global and emerging-market capabilities, which have higher fee rates. And indeed, that trend is not just institutional. That trend is also reflected in the mutual fund business.

 William Katz - Buckingham Research - Analyst

 Great. Thanks so much.

Operator

Robert Lee, Keefe, Bruyette.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Looking at the Blend Strategies, if I think back, that was certainly a big growth driver through most of the last decade. And when you look at the performance since inception, it looks like it underperformed benchmarks. How much of the flow pressure that you're feeling is actually coming from those services? And to what degree has the challenged record since their inception made it problematic to thinking that product won't be in outflows for a while?  Then I have one follow-up question.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I think the Blend product still is in significant demand around the world. Probably larger demand outside the United States as non-US investors are slightly less style-driven. And so the blend product really fits in the core category and that's an attractive category for our investors.

I think a little bit of the problems looking at the endpoint is that you're including, obviously, very difficult performance in '08. And I think clients are focused on the significant improvement in '09 -- the consistency of that improvement, the consistency of the investing process. And actually, the divergence, although we would prefer both Value and Growth to both be growing in exceptional outperformance at the same time, but the divergence of the performance of growth and in value is actually providing somewhat more comfort.

One of the issues that we experienced last year is that Growth and Value both underperformed relatively equally at the same time, which was not the design or the expectation of the product. And that was a bit uncomfortable for clients.

So now that Growth and Value are effectively producing performance that is different and is not linked, and both are outperforming in most cases -- although as I said, the International Large Cap Growth is not, and that's in the International style Blend product -- I think clients actually are feeling better about that prospect.

So the growth of the Blend product will, of course, be reflective of the performance over time and is likely to outperform less quickly, given the speed at which Value is outperforming and the lower speed of which Growth is outperforming, I think we still feel it's a sweet spot for the marketplace.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Okay. And maybe one follow up question.

If we're looking forward on expenses, as we kind of grind through our earnings season here and listen to most of the asset managers, one of the things you hear from a lot of them that had expense reductions is that they are starting to think about loosening the reins a little bit on spending. And certainly, you've continued, at least through this quarter to cut expenses and gave us some good guidance about where to start the year. But what are you thinking now that assets that have come back a bit and somewhat new business seems like it's picking up some, particularly in Fixed Income? Do you feel like maybe you need to start thinking about reinvesting back in to take care of some of the opportunities you see?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Yes. Well, it's a good question, Robert. We never actually stopped investing. And the fact of the matter is the Special Opportunities and Advisory Services was a build-out. David mentioned the buildout in the sell-side business. We also are building this real estate business.

And so really what we're doing is two things at once. We're continuing to spend money in investment dollars where we think there are interesting opportunities for us to build and we are resetting the stage effectively for what we think is leverageable and will produce outside operating margin on the way up, and feel pretty comfortable with that. That was the reason for Bob's detailed explanation about what's going on with expenses and for my summary comments at the end.

Robert Lee - Keefe, Bruyette & Woods - Analyst

 Great. Thank you.

Operator

Cynthia Mayer, Banc of America.

Cynthia Mayer - BAS-ML - Analyst

It seems like on flows, clients reacted pretty quickly to better performance in Fixed Income with the higher sales. I'm wondering if you think the old assumption about institutional managers relying on three-year performance really is less reliable at this point? And by implication, if people re-risk and move toward Equity, what are the chances that people will really rely on your one-year performance?

David Steyn - AllianceBernstein Holding L.P. - COO

That's a difficult question, in a way, to answer. I think the Fixed Income dynamics are complex. It's not just a response to short-term performance. I think we are seeing some secular shift to increased Fixed Income exposure by pension funds in many of the markets around the world. Now by the way, I think that shift has been underway for more than one year, so it's not just in response to the events over the last 12 months. But as pension funds re-examine or reassess the risk they're prepared to take in the pension funds and the duration profile pension fund should look like, we have seen a shift out of Equities and into Fixed income. So in that sense, the pie has become bigger. We are in a nice position right now, being very competitive in that bigger pie. So I think looking ahead, this isn't just a performance story. This is also a client re-balancing story, which may have further to go.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Cynthia, I would add to David's comments on the Equity side saying that there probably is a little bit of a bi-polar personality there. A portion of the world is going to continue to look at, call it, three-year track records or some set of annual year track records, but there's also a portion of the world that recognizes that investing is driven by style at the time.

And everybody has cycles. And if you wait for that cycle to ultimately prove out for three years, you may, in fact, miss some significant opportunities for outperformance. And we're currently reflecting that. In other words, we're currently reflecting significant outperformance in our style, both Growth and Value, more so in Value, as we mentioned.

And so I do think that there is some part of the Institutional and individual and Retail world that's looking at that and going, I don't want to miss that opportunity because it won't last for five years, but it may last for three, but if I wait for three, I'm going to miss a big chunk of it.

Cynthia Mayer - BAS-ML - Analyst

Great, thanks. And then I'm just wondering also, within the quarter, was there any interesting pattern in terms of flows? It looked like most of your outflows, I think you said, were in July. Did you see any migration towards different strategies toward the end in Retail or Private Client that would lead you to believe that demand for Equity or other strategies is growing or changing?

David Steyn - AllianceBernstein Holding L.P. - COO

Let me pick up on that and also develop Peter's point because in a way, if you highlight the descriptions as this sort of bi-polar marketplace, in each and all of our client groupings, we see the two different trends happening at the same time. So we have Institutions, we have Private Client, and we have Retail clients who are de-risking. And we have Institutions, Private Clients, and Retail who are re-risking, which is quite an interesting dynamic.

Insofar as there is any trend within the quarter, it would be that as the quarter progressed, the things we've been talking about accelerated a little bit. So there's more debate with Private Clients about re-risking, that month by month by month. And if we look into the Fixed Income side, Fixed Income sales went up each of the three months of the third quarter.

So if there was a pattern, it was just that Q3, developed the themes of Q2, while September developed the themes of August, and August developed the themes of July.

Operator

William Katz, Buckingham Research.

William Katz - Buckingham Research - Analyst

First, a very tactile question. In terms of venture capital recognition, does any of that get amortized through the P&L?

And then the second question is, I was wondering if you could size the sub-advisory assets you think that might still might be at risk for some central rotation, and what the timing of that rebalancing might be?

David Steyn - AllianceBernstein Holding L.P. - COO

Let me answer the second question first before I hand it over to Bob.

I think the shifts towards de-risking in the sub-advised channel, which we have seen, the pipeline or the trend was identified early on in the year. So we've been working with many clients over the course of the last nine months and some assets have moved in each of the quarters. We're certainly not seeing any acceleration of that, on the contrary, I think we're coming to the end of that process.

Sort of to Peter's point, I think many subadvisory clients are beginning to talk about the opportunity which active management now offers within this extraordinary capital market we're operating in today. So there is absolutely no evidence of acceleration, if anything, on the contrary, what we're seeing is an abatement but the flows haven't turned around yet.

 Bob Joseph - AllianceBernstein Holding L.P. - CFO

And Bill, on your other question, all the holdings of the venture capital fund are really marked for fair value, if you will, every quarter. There's no amortization prospectively but, it shows up in the investment gains and loss line, 100% of it, because we consolidate that fund. But again, remember 90% of that comes out on the minority interest line.

William Katz - Buckingham Research - Analyst

Great, okay.

Operator

Roger Smith, Fox-Pitt Kelton.

Roger Smith - Fox-Pitt Kelton - Analyst

Could you tell us what's happening in the pension close-out business? I think the insurance companies were big players there for awhile and I think that sort of changed for them with their capital issues. Is that something that's a bigger opportunity for you now?

David Steyn - AllianceBernstein Holding L.P. - COO

How many hours do you have for that particular discussion?

Look, the pension close-out business is a tough one to make any prediction on right now. First of all, for the reason you've just identified, which is, there's not an over-abundance of capital. The second reason is pension funds, by and large, are at record under-funded levels and you can't close anything unless you've restored your funding stages. And the cost of closing is prohibitive, if you combine all those three things.

So do I think the close-out business is here to stay and will it be a factor? Yes. But if anything, I would say right now, in this environment, it's probably receded a little bit. But the hunger by some clients to close their pension schemes is definitely still there.

Roger Smith - Fox-Pitt Kelton - Analyst

Great. Thanks a lot. And then I don't want to beat this down, but if I look at the mark-to-market on the prior periods and I'm looking at $11 million this quarter, $16 million, $17 million going backwards, how do I kind of think about that from a modeling point of view? Should I really be going up and looking at those investment gains and trying to think of them over some period of time from an amortization perspective?

Bob Joseph - AllianceBernstein Holding L.P. - CFO

Well these are all lagging, right? So this all represents an amortization of losses that occurred in prior periods but were run off over time, over the roughly 4-year vesting period. So you're right, you do need to look backwards and then sort of project out how you think that's going to run off into the future.

Roger Smith - Fox-Pitt Kelton - Analyst

Okay. Thanks a lot.

Operator

 Cynthia Mayer, Banc of America-Merrill Lynch.

Cynthia Mayer - BAS-ML - Analyst

Just a couple of follow-ups.

I think you used to break out performance fees and have a slide on alternatives. So I'm assuming that the chance of performance fees in Q4 is not particularly strong. But what about for 4Q 2010? What are your alternative assets at this point?

And then also just a follow-up on the Private Client.  You mentioned that you we're going to have training classes. Could you give a sense of what growth you want in headcount there?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Let me just comment on the alternative space, Cynthia. We have not provided that level of detail as you know, as the level of assets got to the point where we thought it was not that material to all of you.

Having said that, performance has been attractive in that spot for us and we continue to be focused on how we build that out over time. And as that becomes more significant, we'll make all that information available to you.

But I would say that we're very focused on it. We like that space. We think we've got value added opportunities there and that looks to us like an attractive opportunity in the future.

David Steyn - AllianceBernstein Holding L.P. - COO

And to the Private Client question, we're not at this point targeting any specific growth rates of advisors. Let me explain why and how we approach this. We've grown the advisor force of the Private Client business very dramatically over the last decade. I joined the firm almost 10 years ago, and I think there were less than 100 financial advisors here in the United States. We're verging on 300 advisors.

One of the metrics we look at very closely is the speed to productivity, if you want to put it that way, of our new advisors. And we manage the increase in the headcount to that. So, we will keep expanding at the rate which we can, the pipeline, if you want to call it, can absorb the new cohorts of advisors which we bring into the classes.

If you wanted a rule of thumb moving forward, I think it's hard for any sales force to expand by double-digit net numbers on a sustained basis because it's just very hard to deploy those advisors in a productive way quickly. But there isn't a set target right now as to what the number of financial advisors will be in 12 months time.

Cynthia Mayer - BAS-ML - Analyst

Great. Thank you.

Operator

There are no further questions or comments at this time.

Philip Talamo - AllianceBernstein Holding L.P. - Director of IR

Great. Thanks, Barrett, and thanks, everyone, for participating in the call. As always, if you have any further questions, feel free to call Investor Relations. Enjoy the rest of your evening.

Operator

Thank you for joining today's conference call. You may now disconnect.